    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Third Quarter Fiscal 2023 Financial Results

•        The Company generated net sales of $45.7 million as compared to $37.9 million in the third quarter of 2022

•        Income before income taxes of $4.9 million versus $2.9 million in the third quarter of 2022

•        Backlog of $73.1 million at October 31, 2023

SPRING, TX, December 8, 2023 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter ended October 31, 2023.

“Revenues for the third quarter were $45.7 million, an increase of $7.8 million versus the same quarter last year, and an increase of 30% over those arising in the previous quarter this year. The resulting income from operations of $4.9 million exceeded the $2.9 million earned in the same quarter of 2022 and represents over 70% of the year-to-date earnings" noted President and CEO David Mansfield.

"Backlog has grown during each quarter this year and now stands are $73.1 million, which represents approximately half of a year's revenue at the current run rate."

"The results from our recently formed joint venture in Saudi Arabia has so far exceeded expectations and, with the significant construction plans in the Kingdom, prospects continue to look promising. We also concluded the establishment of our new plant in Eastern Canada and operations began there in September, and activity continues to increase at our new plant in Abu Dhabi. In addition, we have had some important changes in our organization, including Matthew Lewicki joining as our new CFO as Bryan Norwood prepares for retirement," concluded Mr. Mansfield.

Third Quarter Fiscal 2023 Results

Net sales were $45.7 million and $37.9 million in the three months ended October 31, 2023 and 2022, respectively. The increase of $7.8 million, or 21%, was a result of increased sales volumes in Saudi Arabia.

Gross profit was $13.2 million, or 29% of net sales, and $11.1 million, or 30% of net sales, in the three months ended October 31, 2023 and 2022, respectively. The increase of $2.1 million was primarily driven by increased sales volumes in Saudi Arabia.

General and administrative expenses were $5.7 million and $5.3 million in the three months ended October 31, 2023 and 2022, respectively. The increase of $0.4 million, or 8%, was due to higher payroll costs in the quarter.

Selling expenses were $1.5 million and $1.3 in the three months ended October 31, 2023 and 2022, respectively.  The increase of $0.2 million was consistent with prior quarter results.

Net interest expense remained consistent and was $0.6 million and $0.7 million in the three months ended October 31, 2023 and 2022, respectively.

Other expense was $(0.5) million and $(0.9) million for the three months ended October 31, 2023 and 2022, respectively. The components of other expense were both related to the pension plan termination.

The Company's worldwide effective tax rates ("ETR") were 31% and 40% in the three months ended October 31, 2023 and 2022, respectively. The change in the ETR is due primarily to the inability to recognize tax benefits due to losses incurred in the United States resulting in a full valuation allowance and due to changes in the mix of income and loss in various jurisdictions.

Net income attributable to common stock was $1.9 million and $1.7 million in the three months ended October 31, 2023 and 2022, respectively. The increase of $0.2 million was mainly due to increased sales activity in the quarter.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Additional information regarding the Company's financial results for the three months ended  October 31, 2023, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  October 31, 2023, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Net sales	$45,690	$37,903	$110,489	$106,128
Gross profit	13,184	11,130	29,424	28,065

Total operating expenses	7,145	6,594	20,618	20,043

Income from operations	6,039	4,536	8,806	8,022

Interest expense	640	717	1,788	1,585
Other expense	(502)	(948)	(350)	(963)
Income before income taxes	4,897	2,871	6,668	5,474

Income tax expense	1,533	1,143	3,257	2,763
Net income	$3,364	$1,728	$3,411	$2,711
Less: Net income attributable to non-controlling interest	1,429	0	1,577	0
Net income attributable to common stock	$1,935	$1,728	$1,834	$2,711

Earnings per share attributable to common stock
Basic	$0.24	$0.22	$0.23	$0.33
Diluted	$0.24	$0.21	$0.23	$0.33

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2023	January 31, 2023
	(Unaudited)
ASSETS
Current assets	$94,653	$85,658
Long-term assets	49,552	37,308
Total assets	$144,205	$122,966
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$57,538	$43,790
Long-term liabilities	25,538	21,392
Total liabilities	83,076	65,182
Non-controlling interests	4,156	0
Stockholders' equity	56,973	57,784
Total liabilities and equity	$144,205	$122,966